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                                                                 Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We consent to the reference to our firm under the captions "Summary Supplemental Consolidated Financial and Other Data", "Selected Supplemental Consolidated Financial and Other Data", and "Selected Historical Financial and Other Data" and "Experts" and to the use of our reports dated January 20, 2000 with respect to the consolidated financial statements and schedule of Illuminet Holdings, Inc. and our reports dated June 30, 2000 with respect to the supplemental consolidated financial statements and supplemental schedule of Illuminet Holdings, Inc. in the Registration Statement (Form S-1) and related Prospectus of Illuminet Holdings, Inc. for the registration of 4,192,262 shares of its common stock.

                                        ERNST & YOUNG LLP

Seattle, Washington
July 14, 2000